                                                                    Exhibit 10.7

                                  MP3.COM, INC.
                       10350 Science Center Drive, Bldg 14
                              San Diego, CA. 92121


May 19,1999


Steven G. Sheiner
c/o MP3.com, Inc.
10350 Science Center Drive, Building 14
San Diego, CA. 92121

RE:      REVISED EMPLOYMENT TERMS

Dear Steve:

This letter sets forth the terms and conditions of your employment with MP3.com, Inc., a Delaware corporation (the "Company"), effective as of the first day of the pay period immediately following the date hereof (the "Effective Date"), as mutually agreed between you and the Company. The amended and restated terms of your employment are set forth below.

You shall continue to serve as Executive Vice President, Advertising & Marketing and shall be responsible for such duties as are normally associated with such position or as otherwise determined by the President of the Company. You will report to Robin Richards, the President of the Company, and work at our facility located in San Diego. Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

As of the Effective Date, your compensation shall be increased to $16,666.67 per month, less payroll deductions and all required withholdings. You are paid semi-monthly and you are eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays, according to standard Company policy as may be adopted by the Company from time to time. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course. The Company may modify your compensation and benefits from time to time as it deems necessary.

The Company's Board of Directors has granted you two separate Incentive Stock Options. The specific terms and conditions of your Incentive Stock Options are set forth in the Incentive Stock Option Agreements previously executed between you and the Company.

As a Company employee, you are expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company's Employee Handbook (once it has been made available to you). As a condition of employment, you are required to sign

Steven Sheiner
May 19, 1999
Page 2


and comply with a Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

Normal working hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you are expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company in writing no later than two weeks prior to the date of such termination. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

As of the Effective Date, the terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, including without limitation the letter agreement regarding employment dated as of January 29, 1999, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, your employment with the Company is subject to satisfactory proof of your right to work in the United States.

Steven Sheiner
May 19, 1999
Page 2


Please sign and date this letter, and return it to me as soon as possible if the foregoing accurately sets forth the terms of your employment with the Company.


Sincerely,

MP3.COM, INC.


By: /s/ ROBIN RICHARDS
------------------------------------
         Robin Richards
         President

ACCEPTED BY:


/s/ STEVEN G. SHEINER
------------------------------------
         Steven G. Sheiner


19 May 1999
------------------------------------
         Date

                                    EXHIBIT A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT